Exhibit 99.1


FOR IMMEDIATE RELEASE                              FOR FURTHER INFORMATION
October 18, 2006                                   Brendan J. McGill
                                                   Senior Vice President & CFO
                                                   (215-256-8828)

SUMMARY: Harleysville Savings Financial Corporation announces increase in cash dividend and earnings for Fiscal Year 2006

         Harleysville, PA., October 18, 2006 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors increased the regular quarterly cash dividend from $.16 to $.17 per share on the Company's common stock. This represents an increase of 6.3% over the cash dividend paid during the same quarter last year. This is the 77th consecutive quarter that the Company has paid a cash dividend to its stockholders and the 19th consecutive year that the cash dividend has been increased. The cash dividend will be payable on November 22, 2006 to stockholders of record on November 8, 2006.

         Net income for the fourth quarter of fiscal year 2006 amounted to $860,000 or $.22 per diluted share compared to $1,262,000 or $.32 per diluted share for the same quarter a year ago. Net income for the twelve months ended September 30, 2006 amounted to $4,202,000 or $1.08 per diluted share compared to $5,004,000 or $1.27 per diluted share for the same twelve-month period a year ago.

         Net interest income was $3.1 million for the three-month period ended September 30, 2006 compared to $3.3 million for the comparable period in 2005. For the twelve month period ended September 30, 2006, net interest income was $12.7 million compared to $13.2 million for the comparable period in 2005.

         Ron Geib, President of Harleysville Savings Financial Corporation states: "While the current year results were disappointing, they were in line with our expectations and reflect the impact the interest rate yield curve had on our net interest income. Unlike prior years when the net interest income increased as a result of the growth in loans and deposits, our net interest income was reduced this past year as a result of the flat yield curve. Going forward we expect that the ongoing execution of our business strategy will continue to enhance both our loan and deposit mix improving our net interest income. However, if the yield curve remains flat to inverted we expect continued pressure on our net interest margin."

         Total interest income was $10.1 million for the three-month period ended September 30, 2006 compared to $9.3 million for the comparable period in 2005. For the twelve month period ended September 30, 2006, total interest income was $39.1 million compared to $35.9 million for the comparable period in 2005. The increase is primarily the result of the increased average yield for the interest-earning assets to 5.39% and 5.25% for the three and twelve-month period ended September 30, 2006, respectively, from 5.33% and 4.97% for the comparable periods in 2005. The increase is also attributed to an increase in the average balance of interest earning assets to $747.0 million and $744.5 million for the three and twelve-month period ended September 30, 2006, respectively, from $744.6 million and $722.1 million for the comparable periods in 2005.

         Total interest expense increased to $7.0 million for the three-month period ended September 30, 2006 from $6.0 million for the comparable period in 2005. For the twelve-month period ended September 30, 2006, total interest expense increased to $26.4 million from $22.7 million for the comparable period in 2005. These increases occurred primarily as a result of a increase in the average rate paid on interest-bearing liabilities to 3.95% and 3.74% for the three and twelve-month periods ended September 30, 2006, respectively, from 3.75% and 3.32% for

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the comparable  period ended  September 30, 2005. The  twelve-month  increase is also attributed to an increase in the average balance of interest bearing liabilities to $705.0 million in 2006 from $685.4 million in 2005.

         Non-interest income remained flat at approximately $356,000 for the three-month period ended September 30, 2006 compared to the same period in 2005. For the twelve-month period ended September 30, 2006, non-interest income decreased to $1.3 million from $1.5 million for the comparable period in 2005. The twelve-month decrease was due to lower gains from the sale of investments and loans available for sale. In addition, the decrease can also be attributed to less income on bank owned life insurance and deposit account fees.

         During the quarter ended September 30, 2006, non-interest expenses increased by $430,000 to $2.4 million when compared to the same period in 2005. For the twelve-month period ended September 30, 2006, non-interest expenses increased by $603,000 compared to the comparable period in 2005. Management believes these are normal increases in the cost of operations after considering the effects of opening a new branch location in mid June of 2006 and the additional staff attributed to the expansion into business banking. The annualized ratio of expenses to average assets for the three and twelve month periods ended September 30, 2006 was 1.24% and 1.11%, respectively.

         The Company's assets increased to $775.6 million compared to $767.0 million a year ago. Stockholders' book value increased to $12.59 per share from $12.20 a year ago.

         As of September 30, 2006, the Company had no non-performing assets or 90-day delinquent loans and its efficiency ratio for the quarter was 69.45%.

         Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

         This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

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

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of September 30, 2006
(Dollars in thousands except per share data)

                                               -------------------------    -------------------------
((1)Unaudited)                                    Twelve Months Ended:          Three Months Ended:
                                               -------------------------    -------------------------

                                                 Sept 30,     Sept 30,       Sept 30,       Sept 30,
Selected Consolidated Earnings Data              2006(1)      2005(1)        2006(1)        2005(1)
--------------------------------------------   -----------   -----------    -----------   -----------
Total interest income                          $    39,091   $    35,875    $    10,062   $     9,281
Total interest expense                              26,366        22,746          6,953         6,036
                                               -----------   -----------    -----------   -----------

Net Interest Income                                 12,725        13,129          3,109         3,245
Provision for loan losses                               --           (40)            --           (40)
                                               -----------   -----------    -----------   -----------
Net Interest Income after Provision for Loan
Losses                                              12,725        13,169          3,109         3,285
                                               -----------   -----------    -----------   -----------

Gain on sales of investments                            27            98             --            10
Gain on sales of loans                                  --            16             --            --
Other income                                         1,273         1,378            356           349
Total other expenses                                 8,568         7,965          2,407         1,977
                                               -----------   -----------    -----------   -----------

Income before Income Taxes                           5,457         6,696          1,058         1,667
Income tax expense                                   1,255         1,692            199           405
                                               -----------   -----------    -----------   -----------

Net Income                                     $     4,202   $     5,004    $       859   $     1,262
                                               ===========   ===========    ===========   ===========

Per Common Share Data
--------------------------------------------
Basic earnings                                 $      1.09   $      1.29    $      0.22   $      0.32
Diluted earnings                               $      1.08   $      1.27    $      0.22   $      0.32
Dividends                                      $      0.64   $      0.58    $      0.16   $      0.15
Book value                                     $     12.59   $     12.20    $     12.59   $     12.20
Shares outstanding                               3,849,735     3,900,881      3,849,735     3,900,881
Average shares outstanding - basic               3,872,655     3,871,255      3,844,164     3,895,693
Average shares outstanding - diluted             3,903,291     3,940,701      3,871,321     3,937,637


Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of September 30, 2006
(Dollars in thousands except per share data)
                                               -------------------------    -------------------------
((1)Unaudited)                                    Twelve Months Ended:         Three Months Ended:
                                               -------------------------    -------------------------
                                                 Sept 30,      Sept 30,       Sept 30,      Sept 30,
Other Selected Consolidated Data                 2006(1)       2005(1)        2006(1)       2005(1)
--------------------------------------------   -----------   -----------    -----------   -----------
Return on average assets                              0.55%         0.67%          0.44%         0.66%
Return on average equity                              8.76%        10.91%          7.15%        10.72%
Interest rate spread                                  1.51%         1.65%          1.44%         1.58%
Net yield on interest earning assets                  1.71%         1.82%          1.67%         1.76%
Operating expenses to average assets                  1.11%         1.07%          1.24%         1.04%
Efficiency ratio                                     61.09%        54.91%         69.45%        55.00%
Ratio of non-performing loans to total
  assets at end of period                             0.00%         0.03%          0.00%         0.03%
Loan loss reserve to total loans, net                 0.50%         0.54%          0.50%         0.54%


                                               -----------   ------------------------------------------------------
                                                 Sept 30,      June 30,        Mar 31,       Dec 31,      Sept 30,
Selected Consolidated Financial Data              2006(1)      2006(1)         2006(1)       2005(1)        2005
--------------------------------------------   -----------   -----------    -----------   -----------   -----------
Total assets                                   $   775,638   $   775,181    $   769,924   $   766,644   $   766,990
Loans receivable - net                             385,450       378,792        370,258       365,811       366,007
Loan loss reserve                                    1,956         1,955          1,960         1,967         1,968
Cash & investment securities                       129,257       124,779        118,986       111,107        98,135
Mortgage-backed securities                         220,314       230,430        241,633       252,545       265,009
FHLB stock                                          15,499        15,265         14,583        14,673        16,036
Deposits                                           429,254       433,684        431,866       429,513       418,980
FHLB advances                                      294,611       286,242        284,891       283,791       297,268
Total stockholders' equity                          48,471        48,014         47,955        48,185        47,576